Exhibit 10.01

August 26, 2008

Stanford Au
10536 Manzanita Court
Cupertino, CA 95014

Re:	Transition Agreement

Dear Stanford:

This letter confirms our agreement about your departure from Shutterfly, Inc. (the “Company”), including the severance package that the Company is offering to you.

Your last day of employment with the Company will be September 5, 2008 (the “Separation Date”).  On the Separation Date, you will be paid all outstanding wages and any remaining accrued but unused PTO.  You also will be eligible to convert your medical insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election.  If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement by the Separation Date, along with receipts or other supporting documentation.  The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

Although it is under no legal obligation to do so, the Company is offering you a severance payment in the amount of $125,650.00, less all applicable withholdings, in exchange for the agreements contained in this letter and the Release Certificate attached as Exhibit A (the “Release Certificate”).  The Company also will extend the post-termination exercise period for your vested stock options from three (3) months following your Separation Date, as provided in Section 2(a) of your Stock Option Award Agreement, to February 28, 2009.  In addition, if you elect to convert your medical insurance coverage under COBRA, the Company will reimburse you for the COBRA premiums required to maintain coverage for you and your qualified dependents through February 28, 2009.  You will receive this severance payment within ten (10) days after you return a signed copy of the Release Certificate to me, provided that you may sign the Release Certificate no sooner than the Separation Date.  Except for the separation terms proposed in this letter, you will not be entitled to any compensation, benefits or other perquisites of employment after today.

In exchange for this severance package, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against any of them, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys’ fees and costs (the “Released Claims”).1  The parties intend for this release to be enforced to the fullest extent permitted by law.  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.  You agree not to file or initiate any lawsuit concerning the Released Claims.  You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

You acknowledge that the payments and benefits described above exceed the amount to which you otherwise are entitled under the Company’s policies and practices.  You understand and agree that this letter shall be maintained in strict confidence, and that you shall not disclose any of its terms to another person, except to your legal counsel, tax advisors or immediate family, unless required by law.  You further agree not to make or publish, either orally or in writing, any disparaging statement about the Released Parties.

Please return all Company materials in your possession, including keys, by no later than the Separation Date.  Also, remember that even after your employment with the Company ends, you must comply with your continuing obligation to maintain the confidentiality of the Company’s proprietary information, including your obligations under the Shutterfly Employee Invention Assignment and Confidentiality Agreement that you signed as a condition of your employment (the “Confidentiality Agreement”).

This letter (including the Release Certificate) contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Confidentiality Agreement.  The agreement is governed by California law and may be amended only in a written document signed by you and the Company’s President.  If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable.

Please note that you have 21 days to consider this letter agreement (but may sign it at any time before hand if you so desire) and that you can consult an attorney in doing so.  In addition, you can revoke this agreement within 7 days of signing it by sending me a certified letter to that effect.  This agreement shall not become effective or enforceable and the severance payment will not be provided until the 7-day revocation period has expired.

If you have any questions, please feel free to call me.  We wish you the best in your future endeavors.

Very truly yours,
/s/ Jeff Housenbold Jeff Housenbold

ACCEPTED AND AGREED:

Dated:   August 27, 2008                                           /s/Stanford Au

1 You agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction.  Section 1542 states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

EXHIBIT A

RELEASE CERTIFICATE

In exchange for the severance payment described in your Transition Agreement with Shutterfly, Inc. dated August 26, 2008, you completely release Shutterfly, Inc., its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against any of them, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys’ fees and costs (the “Released Claims”).2  This release shall be enforced to the fullest extent permitted by law.  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.  You agree not to file or initiate any lawsuit concerning the Released Claims.  You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

You acknowledge that you have 21 days to consider this Release Certificate (but may sign it at any time before hand if you so desire) and that you can consult an attorney in doing so.  In addition, you can revoke this Release Certificate within 7 days of signing it by sending me a certified letter to that effect.  This Release Certificate shall not become effective or enforceable and the severance payment will not be provided until the 7-day revocation period has expired.

       /s/Stanford Au                                                                                         Date:  August 27, 2008
         Stanford Au

2 You agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction.  Section 1542 states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”